Registration No. 333-182514

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ramco-Gershenson Properties Trust
(Exact name of Registrant as specified in its charter)

Maryland	13-6908486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip code)

RAMCO-GERSHENSON PROPERTIES TRUST 2012 OMNIBUS LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Dennis E. Gershenson Chairman, President and Chief Executive Officer Ramco-Gershenson Properties Trust 31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan 48334 (248) 350-9900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7454 (telephone) (313) 465-7455 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☐    Accelerated Filer  ☒

Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

EXPLANATORY NOTE

On July 2, 2012, Ramco-Gershenson Properties Trust (the “Registrant”) filed a Registration Statement on Form S-8, File No. 333-182514 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 common shares of beneficial interest of the Registrant, par value $0.01 per share, that may be issued pursuant to the Registrant’s 2012 Omnibus Long-Term Incentive Plan (the “Common Shares”).  This Post-Effective Amendment No. 1 to the Registration Statement is being filed to correct the titles of two individuals included on the Signatures page of the Registration Statement.

Except as described above, no other changes have been made to the Registration Statement, the Registration Statement continues to speak as of the date of the Registration Statement, and we have not updated the disclosures contained therein to reflect any events which occurred at a date subsequent to the filing of the Registration Statement.  Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement should be read in conjunction with the Registrant’s filings made with the SEC subsequent to the date of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on July 6, 2012.

RAMCO-GERSHENSON PROPERTIES TRUST

By: /s/ DENNIS E. GERSHENSON
Dennis E. Gershenson
Its: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and trustees of RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Registrant”), hereby constitutes and appoints Dennis E. Gershenson and Gregory R. Andrews, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him or her in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign and execute and file the proposed registration statement on Form S-8 to be filed by the Registrant under the Securities Act, which registration statement relates to the registration and issuance of the Registrant’s Common Shares, par value $0.01 a share, pursuant to the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DENNIS E. GERSHENSON	President, Chief Executive Officer	June 29, 2012
Dennis E. Gershenson	and Trustee

/s/ GREGORY R. ANDREWS	Chief Financial Officer	June 29, 2012
Gregory R. Andrews

/s/ STEPHEN R. BLANK	Chairman of the Board	June 29, 2012
Stephen R. Blank

/s/ ARTHUR H. GOLDBERG	Trustee	June 29, 2012
Arthur H. Goldberg

/s/ ROBERT A MEISTER	Trustee	June 29, 2012
Robert A. Meister

/s/ DAVID J. NETTINA	Trustee	June 29, 2012
David J. Nettina

/s/ MATTHEW L. OSTROWER	Trustee	June 29, 2012
Matthew L. Ostrower

/s/ JOEL M. PASHCOW	Trustee	June 29, 2012
Joel M. Pashcow

/s/ MARK K. ROSENFELD	Trustee	June 29, 2012
Mark K. Rosenfeld

/s/ MICHAEL A. WARD	Trustee	June 29, 2012
Michael A. Ward